Exhibit 3.(a)

ARTICLES OF AMENDMENT

TO

THE FIRST AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

SAUL CENTERS, INC.

Saul Centers, Inc., a Maryland corporation having its principal office in Maryland in Bethesda, Maryland (hereinafter called the “corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The definition of “Existing Holder Limit” in ARTICLE VI, SECTION 4.A of the First Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) is hereby amended to read as follows:

“‘Existing Holder Limit’ shall mean, with respect to any given day as to which such limit is being computed, the greater of (i) the Ownership Limit on such day and (ii) the Value, as of the close of the next preceding day, of 39.9 percent of the then-outstanding Equity Stock, subject to adjustment pursuant to paragraph J of this Section 4 and to the limitations contained in paragraph L of this Section 4.”

SECOND: The definition of “Ownership Limit” in ARTICLE VI, SECTION 4.A. of the Articles of Incorporation is hereby amended to read as follows:

“‘Ownership Limit’ shall mean 2.5 percent of the Value of the outstanding Equity Stock, subject to adjustment as set forth in paragraph K of this Section 4 (but not more than 9.8 percent of the Value of the outstanding Equity Stock, as so adjusted).”

THIRD: ARTICLE VI, SECTION 4.F(1) of the Articles of Incorporation is hereby amended to read as follows:

“(1) Every Beneficial or Constructive Owner of more than 1.9 percent, or such lower percentages as required pursuant to regulations under the Code, of the Value of the outstanding Equity Stock of the Corporation shall annually, no later than January 31 of each calendar year, give written notice to the Corporation stating (i) the name and address of such Beneficial or Constructive Owner; (ii) the number of shares of Equity Stock Beneficially or Constructively Owned; and (iii) a description of how such shares are held. Each such Beneficial or Constructive Owner promptly shall provide to the Corporation such additional information as the Corporation, in its sole discretion, may request in order to determine the effect, if any, of such Beneficial or Constructive Ownership on the Corporation’s status as a REIT and to ensure compliance with the Ownership Limit or the Existing Holder Limit, or otherwise, as the case may be.”

FOURTH: ARTICLE VI, SECTION 4.M. of the Articles of Incorporation is hereby amended to read as follows:

“M. Legend. Each certificate for shares of Equity Stock shall bear substantially the following legend:

‘The securities represented by this certificate are subject to restrictions on transfer for the purpose of maintenance of the Corporation’s status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”). Except as otherwise provided pursuant to the Charter of the Corporation, no Person may (i) Beneficially or Constructively Own shares of Equity Stock in excess of 2.5 percent (or such greater percentage as may be determined by the Board of Directors of the Corporation) of the Value of the outstanding shares of Equity Stock of the Corporation (except in such circumstances as the Existing Holder Limit shall apply); or (ii) Beneficially Own Equity Stock which would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise would cause the Corporation to fail to qualify as a REIT. Any Person who attempts or proposes to Beneficially or Constructively Own shares of Equity Stock in excess of the above limitations must notify the Corporation in writing at least fifteen (15) days prior to the proposed or attempted transfer. If the transfer restrictions referred to herein are violated, the shares of Equity Stock represented hereby automatically will be held in trust by the Corporation, all as provided in the Charter of the Corporation. All capitalized terms in this legend have the meanings identified in the Corporation’s Charter, as the same may be amended or restated from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder who so requests.’”

FIFTH: The amendment of the Articles of Incorporation of the corporation as hereinabove set forth has been duly advised by the board of directors and approved by the stockholders of the corporation.

IN WITNESS WHEREOF: Saul Centers, Inc. has caused these presents to be signed in its name and on its behalf by its Chairman of the Board and Chief Executive Officer and attested by its Senior Vice President, Chief Financial Officer, Treasurer and Secretary on May 25, 2006.

THE UNDERSIGNED, Chairman of the Board and Chief Executive Officer of Saul Centers, Inc., who executed on behalf of said corporation, the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information, and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

ATTEST:	Saul Centers, Inc.

/s/ Scott V. Schneider	/s/ B. Francis Saul II
Scott V. Schneider,	B. Francis Saul II
Senior Vice President, Chief Financial Officer, Treasurer and Secretary	Chairman of the Board and Chief Executive Officer

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